Exhibit 10.1

EVERETT CO-OPERATIVE BANK
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR JOHN MIGLIOZZI
This Nonqualified Deferred Compensation Plan (the “Plan”) is adopted July 1, 2023, by and between Everett Co-operative Bank (the “Bank”), a Massachusetts banking corporation, and John Migliozzi (the “Executive”).
RECITALS
A. The Executive is employed by the Bank.
B. The Bank recognizes the valuable services the Executive has performed for the Bank and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives.
C. The Bank wishes to provide the terms and conditions upon which the Bank shall pay additional retirement benefits to the Executive.
D. The Bank intends this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of a select group of management or highly compensated employees of the Bank; and as such, is intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974 by operation of Sections 201(2), 301(a)(3) and 401(a)(1) thereof.
E. The Bank and the Executive intend this Plan shall at all times comply in form and operation with all applicable law, including, to the extent applicable, the requirements of Internal Revenue Code Section 409A and will be administered, operated and construed in accordance with this intention.
NOW, THEREFORE, in consideration of the mutual promises contained herein, the Bank and the Executive agree as follows:
ARTICLE I
DEFINITIONS
This Article provides definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:
1.1 “Account.” shall mean a bookkeeping account established and maintained by the Bank on behalf of the Executive and shall be used solely as a device to measure and determine the amounts to be paid to the Executive or his Beneficiary under the terms of the Plan. The Account balance shall include amounts credited by the Bank in accordance with Article II and interest thereon as determined in Article III. The Plan Administrator or plan recordkeeper shall establish additional subaccounts that the Plan Administrator considers necessary to reflect the entire interest of the Executive under the Plan.

1.2 “Affiliate.” shall mean any corporation, partnership, joint venture, association, or similar organization or entity, other than the Bank, that is a member of a controlled group of corporations in which the Bank is a member, as defined in Code Section 414(b) and all other trade or business (whether or not incorporated) under common control of or with the Bank, as defined in Code Section 414(c).
1.3 “Bank.” shall mean Everett Co-operative Bank, and its successors and assigns unless otherwise provided in this Plan, or any other corporation or business organization which, with the consent of Everett Co-operative Bank, or its successors or assigns, assumes the Bank’s obligations under this Plan, or any Affiliate which agrees, with the consent of Everett Co-operative Bank, or its successors or assigns, to become a party to the Plan.
1.4 “Bank Contribution.” shall mean the amounts credited on behalf of the Executive by the Bank to the Executive’s Account under the terms of the Plan.
1.5 “Beneficiary” or “Beneficiaries.” shall mean the person(s), trust(s) or other entity or entities designated by the Executive, in accordance with the procedures established by the Plan Administrator, to receive applicable payments in the event of the death of the Executive prior to the Executive’s receipt of the entire amount credited to his Account.
1.6 “Beneficiary Designation Form.” shall mean the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
1.7 “Board.” shall mean the Board of Directors of the Bank.
1.8 “Cause.” shall mean conduct by the Executive determined by the Bank to be:
(a) gross negligence or willful malfeasance in the performance of the Executive’s duties; or
(b) the conviction of the Executive for, or plea of nolo contendere by the Executive to, any felony or a misdemeanor involving deceit, dishonesty, or fraud; or
(c) the commission by the Executive of any misconduct, whether or not related to the Bank or any of its affiliates, that has caused, or would reasonably be expected to cause, material detriment or damage to the Bank or any of its affiliates’ reputation, business operation or relation with its employees, customers, vendors, suppliers or regulators; or
(d) continued, willful and deliberate non-performance by the Executive of his duties (other than by reason of the Executive’s physical or mental illness, incapacity or disability) that has continued for more than thirty (30) days following written notice providing the details of such non-performance from the Chairman or the Chief Executive Officer of the Bank, as the case may be; or
(e) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Bank to cooperate, or the deliberate destruction of or deliberate failure to preserve documents or other materials that the Executive should reasonably know to be relevant to such investigation, after being instructed by the Bank to preserve such documents, or the willful inducement of others to fail to cooperate or to fail to produce documents or other materials; or

(f) removal or prohibition of the Executive from participating in the conduct of the Bank’s affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over the Bank.
1.9 “Change in Control.” means a change in control of the Bank or ECB Bancorp, Inc. (the “Company”), as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, including the following:

(a)  Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

(b)  Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or Company possessing 35% or more of the total voting power of the Bank or Company; or (ii) a majority of the Bank’s or Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors (as applicable), or

(c)  Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or Company's assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.10 “Claimant.” shall mean the Executive or a Beneficiary who believes that he or she is entitled to a benefit under this Plan or is being denied a benefit to which he or she is entitled hereunder.
1.11 “Code.” shall mean the U.S. Internal Revenue Code of 1986 and the Treasury Regulations or other authoritative guidance issued thereunder, as amended from time to time.
1.12 “Disabled” or “Disability.” means the Executive:
 (a)  Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
 (b)   Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank; or
 (c)   If determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
1.13 “Effective Date.” shall mean July 1, 2023.

1.14 “ERISA.” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations and guidance promulgated thereunder.
1.15 “Plan.” shall mean this Nonqualified Deferred Compensation Plan, evidenced by this written instrument, as amended from time to time. For purposes of applying Code Section 409A requirements, the benefit of the Executive under this Plan is a nonelective account balance plan under Treasury Regulation §1.409A-1(c)(2)(i)(B).
1.16 “Plan Administrator.” shall mean the Joint Compensation Committee of the Board of Directors of the Bank and the Company or its designee. The Executive may not vote in any Bank decision relating solely to his individual benefits under this Plan.
1.17 “Plan Year.” shall mean, for the first Plan Year, the period beginning on the Effective Date of the Plan and ending December 31 of such calendar year; and thereafter shall mean a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.
1.18 “Retirement Age.” shall mean age seventy (70).
1.19 “Section 409A.” shall mean Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.
1.20 “Separation from Service” or “Separates from Service.” shall mean the Executive has experienced a termination of employment with the Bank. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Bank, if that is less than thirty-six (36) months).
1.21 “Specified Employee.” shall mean the Executive meets the definition of a “key employee” as such term is defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (without regard to the Treasury Regulations thereunder and Section 416(i)(5)). However, the Executive is not a Specified Employee unless any stock of the Bank is publicly traded on an established securities market or otherwise, as defined in Treasury Regulation §1.897-l(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the identification date, the Executive is a Specified Employee for the twelve (12) month period ending on the first day of the fourth month following the identification date. The determination of the Executive as a Specified Employee shall be made by the Plan Administrator in accordance with Code Section 416(i) and the “specified employee” requirements of Section 409A.
1.22 “Treasury Regulation” or “Treasury Regulations.” shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.“Year of Plan Participation.” shall mean a twelve (12) month period during which the Executive is employed on a full-time basis by the Bank, inclusive of any approved leaves of absence, beginning on the Effective Date.

ARTICLE II

BANK CONTRIBUTIONS
2.1 Bank Contributions.  Bank Contributions for a particular Plan Year, if made, shall be credited to the Executive’s Account on January 1st of such Plan Year, based on the prior year performance. The Bank intends for an annual Bank Contribution amount, if any, to be equal to ten percent (10%) of the Executive’s base salary and cash bonus but may credit additional contributions at its discretion. The Bank may make additional Bank Contributions to be credited to the Executive’s Account at such time or times established by the Bank in its sole discretion.
ARTICLE III

INTEREST CREDITING
3.1 Crediting of Interest.  For the purpose of determining the interest to be credited to the Executive’s Account under the Plan, the Bank shall assume that the Executive’s Account is invested in such a manner that it earns a rate of interest equal to the “Interest Crediting Rate,” as described in Section 3.2. This amount accrued by the Bank as additional deferred compensation shall be a part of the Bank’s obligation to the Executive. The determination of interest credited to the Executive’s Account shall in no way affect the ability of the general creditors of the Bank to reach the assets of the Bank in the event of the insolvency or bankruptcy of the Bank or place the Executive in a secured position ahead of the general creditors of the Bank. There is no requirement that any assets of the Bank shall be invested in any particular manner. Interest hereunder shall be credited to the Executive’s Account effective as of the date the Account first has a positive balance and continuing through the date the Account balance is fully paid to the Executive.
3.2 Interest Crediting Rate.  The annual Interest Crediting Rate for a Plan Year shall be benchmarked to the 10-Year Treasury Rate as of December 1st of the preceding calendar year. The benchmark shall remain unchanged unless and until the Bank determines, in its sole discretion, to prospectively modify the benchmark effective for a subsequent Plan Year(s). The Bank shall review the Interest Crediting Rate described in this Section on an annual basis.
ARTICLE IV

VESTING/FORFEITURES/TAXES
4.1 Vesting.  The Executive shall be 100% vested in his Account at all times.
4.2 RESERVED.
4.3 Forfeiture.  Notwithstanding any other provision to the contrary herein, in the event the Executive’s employment is terminated for Cause, no benefits of any kind will be due or payable by the Bank under the terms of this Plan and all rights of the Executive, his Beneficiary, executors, or administrators, or any other person, to receive payments thereof shall be forfeited. Additionally, the Executive will forfeit any portion of his Account that is not vested upon his Separation from Service.
4.4 Removal.  Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if the Executive is subject to a final removal or prohibition order issued by an appropriate banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

4.5 Taxes and Withholding.  Bank Contributions and interest credited thereon are subject to the Federal Insurance Contribution Act (FICA) and the Federal Unemployment Tax Act (FUTA) to the extent provided under applicable Code provisions, and benefits payable under the Plan are subject to all applicable federal, state, city, income, employment or other taxes as may be required to be withheld or paid. The Executive is responsible for the payment of all tax liabilities relating to any such benefits.
ARTICLE V

PAYMENT OF BENEFITS
5.1 Payments in General.
(a) Amount of Benefit. The Executive (or, in the event of the death of the Executive, the Executive’s Beneficiary) shall be entitled to receive the Executive’s vested Account balance as of the earliest payment event to occur under Article V.
(b) Source of Payments. All payments made under the Plan shall be made in cash from the Bank’s general assets.
(c) Calculation of Installments. For purposes of calculating installments in the first calendar year of the payout period, the Account balance shall be annuitized over the installment period using the Interest Crediting Rate in effect at that time. In subsequent calendar years of the payout period, the amount of annual installments shall be recalculated as of the installment anniversary, by annuitizing the remaining balance over the remaining installment period using the updated Interest Crediting Rate for that calendar year.
5.2 Separation from Service.
(a) Prior to Retirement Age. In the event the Executive Separates from Service prior to Retirement Age (other than for Cause, death, or within six (6) months following a Change in Control), the Bank shall pay to the Executive his Account balance as of the date the Executive attains Retirement Age and applying the vesting percentage pursuant to Section 4.1 as in effect as of the date of Separation from Service. Payment shall be made in annual installments over a period of ten (10) years. The first installment shall be paid on the first day of the month following Retirement Age, with subsequent annual installments paid on the anniversary each year thereafter and calculated in accordance with Section 5.l (c).
(b) On or After Retirement Age. In the event the Executive Separates from Service (other than for Cause or death) on or after Retirement Age, the Bank shall pay to the Executive his vested Account balance, calculated as of the date of Separation from Service, in annual installments over a period of ten (10) years. The first installment shall be paid on the first day of the month following the date of Separation from Service, with subsequent annual installments paid on the anniversary each year thereafter and calculated in accordance with Section 5.l(c).
(c) Following a Change in Control. In the event the Executive has a Separation from Service for “Good Reason” (as defined in the Executive’s Change in Control Agreement with the Bank)  within six (6) months following a Change in Control and prior to Retirement Age, the Bank shall pay to the Executive his vested Account balance, calculated as of the date of Separation from Service, in a lump sum. The payment shall be made within thirty (30) days following the date of Separation from Service.

5.3 Death.
(a) While Employed. In the event of the Executive’s death while employed by the Bank, the Bank shall pay to the Executive’s Beneficiary the Executive’s vested Account balance, calculated as of the date of death, in a lump sum. The payment shall be made within thirty (30) days following the date of the Executive’s death.
(b) Death During Installments. In the event of the Executive’s death after installments have commenced under Article V but prior to receiving all installments owed hereunder, the Bank shall pay any remaining installments to the Executive’s Beneficiary in a lump sum. The payment shall be made within thirty (30) days following the date the Bank is notified of the Executive’s death.
(c) Death During a Delay. In the event of the Executive’s death after becoming entitled to a benefit but prior to the commencement of payment owed for such benefit, the Bank shall pay to the Executive’s Beneficiary the Executive’s vested Account balance, calculated as of the date of death, in a lump sum. The payment shall be made within thirty (30) days following the date the Bank is notified of the Executive’s death.
5.4 Restrictions on Time of Payment.  Solely to the extent necessary to avoid penalties under Section 409A, payments to be made as a result of a Separation from Service (excluding death) under this Article may not commence earlier than six (6) months after the Executive’s Separation from Service if, pursuant to Section 409A, the Executive is considered a Specified Employee. In the event a distribution is delayed pursuant to this paragraph, any amounts otherwise payable during the six months shall be accumulated and paid in a lump sum on the first day of the seventh month following Separation from Service. With respect to installment payments, all remaining payments shall be paid as originally scheduled.
5.5 Accelerations. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank (without any direct or indirect election on the part of the Executive), in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (a) in limited cash outs (but not in excess of the limit under Code Section 402(g)(l)(B)); (b) to pay employment-related taxes; or (c) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).
5.6 Rights of Executive and Beneficiary.
(a) Creditor Status of Executive and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Bank to make payments to the Executive or his Beneficiary in the future and shall be a liability solely against the general assets of the Bank. The Bank shall not be required to segregate, set aside or escrow any amounts for the benefit of the Executive or his Beneficiary. The Executive and his Beneficiary shall have the status of a general unsecured creditor of the Bank and may look only to the Bank and its general assets for payment of benefits under the Plan.
5.7 Discharge of Obligations.  The payment to the Executive or his Beneficiary of the Account in full shall discharge all obligations of the Bank to the Executive or his Beneficiary under the Plan with respect to the Executive’s Account.

ARTICLE VI

BENEFICIARY DESIGNATION
6.1 Designation of Beneficiaries.
(a) The Executive may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed with the Plan Administrator during the Executive’s lifetime.
(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Bank shall pay the benefit payment to the Executive’s spouse, if then living, and if the spouse is not then living to the Executive’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.
(c) The Executive’s designation of a Beneficiary will not be revoked or changed automatically by any future marriage or divorce. Should the Executive wish to change the designated Beneficiary in the event of a future marriage or divorce, the Executive will have to do so by means of filing a new Beneficiary Designation Form with the Plan Administrator.
(d) If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Bank may distribute the payment to the Executive’s estate without liability for any tax or other consequences or may take any other action which the Bank deems to be appropriate.
6.2 Information to be furnished by Executive and Beneficiary; Inability to Locate Executive or Beneficiary. Any communication, statement or notice addressed to the Executive or to a Beneficiary at his or her last post office address as shown on the Bank’s records shall be binding on the Executive or Beneficiary for all purposes of the Plan. The Bank shall not be obliged to search for the Executive or Beneficiary beyond the sending of a registered letter to such last known address.
ARTICLE VII

PLAN ADMINISTRATION
7.1 Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by the Bank, the Executive, or Beneficiary. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.
7.2 Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To construe and interpret the terms and provisions of this Plan and to reconcile any inconsistency, in its sole and absolute discretion;
(b) To compute and certify the amount payable to the Executive and his Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;
(c) To maintain all records that may be necessary for the administration of this Plan;
(d) To provide for the disclosure of all information and the filing or provision of all reports and statements to the Executive, Beneficiaries, and governmental agencies as shall be required by law;
(e) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan so long as no such rules or procedures are not inconsistent with the terms hereof;
(f) To administer this Plan’s claims procedures;
(g) To approve the forms and procedures for use under this Plan; and
(h) To employ such persons or organizations, including without limitation, actuaries, attorneys, accountants, independent fiduciaries, recordkeepers and administrative consultants, to render advice or perform services with respect to the responsibilities of the Plan Administrator under the Plan.
7.3 Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.
7.4 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.
7.5 Compensation and Expenses. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Bank to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Bank.
7.6 Compliance with Section 409A.
(a) Notwithstanding anything contained herein to the contrary, the interpretation and distribution of the Executive’s benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.

(b) The intent of this Section is to ensure that the Executive is not subject to any tax liability or interest penalty, by reason of the application of Code Section•409A(a)(1) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Executive under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.
ARTICLE VIII

AMENDMENT AND TERMINATION
8.1 Amendment. This Plan may be amended by the Bank at any time in its discretion and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive the Executive or a Beneficiary of a benefit amount accrued hereunder prior to the date of the amendment without the written consent of the Executive or Beneficiary. However, the Bank may unilaterally amend this Plan without the consent of the Executive or Beneficiary to ensure that the Plan is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(l), or to conform the Plan to the provisions of Section 409A or any other applicable law (including but not limited to ERISA, banking regulations, and the Code).
8.2 Plan Suspension. Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee it will do so. The Bank reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, in its sole discretion. In the event of a suspension of the Plan, during the period of the suspension, the Bank shall continue all aspects of the Plan other than crediting of Bank Contributions. Benefit distributions will continue to be made during the period of the suspension in accordance with Article V.
8.3 Plan Termination and Liquidation under Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may terminate and liquidate the Plan as described under Treasury Regulation §1.409A-3(j)(4)(ix). Any acceleration of the payment of benefits due to Plan termination and liquidation shall comply with the following subparagraphs, but only as permitted in accordance with Section 409A and Treasury Regulation §1.409A-3(j)(4)(ix). In the event of such termination and liquidation, the Bank shall pay to the Executive his vested Account balance, calculated as of the date of the termination of the Plan. After deduction of estimated expenses in liquidating and paying Plan benefits, the Bank may accelerate payment to the Executive subject to the terms below:
(a) Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Plan, pursuant to Treasury Regulation §1.409A-1(c) (“Similar Arrangements”), provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination; and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.
(b) Upon the Bank’s dissolution taxed under Code Section 331, or with approval of a bankruptcy court, provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of: (i) the calendar year on which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable; or

(c) Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s Similar Arrangements are terminated so the Executive and all participants in the Similar Arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the Plan.
ARTICLE IX

CLAIMS PROCEDURE
9.1 Claims Procedure. This Article is based on Department of Labor Regulation Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. For purposes of this Article, references to Disability benefit claims are intended to describe a claim needing a determination of Disability only if and to the extent that such claim requires an independent determination by the Plan Administrator that the Executive is or is not suffering from a Disability. If the determination of Disability is based entirely on a determination made by another party, such as the Social Security Administration or another federal or state agency or an insurer with respect to a disability insurance policy covering the Executive, the claim shall not be treated as a Disability claim for purposes of the special provisions of this Article that apply to claims for which an independent determination of Disability is required. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:
(a) Initiation – Written Claim. The Claimant initiates a claim by submitting a written request for the benefits to the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to Disability benefits, the Plan Administrator shall ensure that all claims and appeals for Disability benefits are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision.
(b) Timing of Bank Response.

(i)   Claims That Do Not Require a Determination of Disability. If the claim is for a benefit other than a Disability claim, the Plan Administrator shall notify the Claimant within ninety (90) days after receiving the claim if the claim is allowed or denied. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing prior to the end of the initial 90-day period that an additional period is required. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii)   Claims Requiring a Determination of Disability. If the claim relates to a determination of Disability, and the claim requires an independent determination by the Plan Administrator of the Executive’s Disability status, the Plan Administrator shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Plan Administrator receives the claim, of those circumstances and of when the Plan Administrator expects to make its decision, but not beyond seventy-five (75) days after receipt of the claim. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days after the Plan Administrator receives the claim, provided that the Plan Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c) Notice of Decision. If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Claimant in writing, or by electronic communication, of such denial. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
(i) The specific reasons for the denial;
(ii) A reference to the specific provisions of the Plan or insurance contract on which the denial is based;
(iii) Notice that the Claimant has a right to request a review of the claim denial and an explanation of the Plan’s review procedures and the time limits applicable to such procedures;

(iv)   A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination, and a description of any time limit that applies under the Plan for bringing such an action.

(v)   In the case of an adverse benefit determination with respect to Disability benefits, on the basis of the Plan Administrator’s independent determination of the Executive’s Disability status, the Plan Administrator will provide:

(A) A discussion of the decision, including an explanation of the basis for disagreeing with or not following:
(1) The views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
(2) The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and
(3) A Disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.
(B) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(C) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and
(D) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).
(E) The Plan Administrator shall write the notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)).
9.2 Review Procedure. If the Plan Administrator denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review of the claim and the adverse benefit determination as follows:
(a) Initiation – Written Request.

(i)   Claims That Do Not Require a Determination of Disability. To initiate the review of the denial, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(ii)   Claims Requiring a Determination of Disability. To initiate the review of the denial involving a claim for a Disability benefit the Claimant, within forty-five (45) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review. If the initial claim for Disability benefits requires an independent determination by the Plan Administrator of the Executive’s Disability status, prior to such review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination in connection with the claim, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(b) Timing of Bank Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days, or forty-five (45) days for a Disability claim, after receiving the request for review. If the reviewer determines that special circumstances require additional time for processing the claim, the reviewer can extend the response period by an additional sixty (60) days, or forty-five (45) days for a Disability claim, by notifying the Claimant in writing, prior to the end of the initial 60-day, or 45-day (as applicable), period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the reviewer expects to render its decision.
(c) Additional Submissions – Information Access. On appeal, the Claimant shall be given the opportunity to submit written comments, documents, records, and other information relating to the claim, as well as to request and receive, without charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claim. In considering the review, all comments, documents, records and other information submitted by the Claimant relating to the claim shall be taken into account, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Additional Considerations for Review of a Disability Claim. Additional considerations shall be required in the case of a Disability claim. For example, the claim will be reviewed by an appropriate named fiduciary of the Plan who did not make the initial determination that is subject of the appeal, nor by a subordinate of the individual who made the determination, and the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the reviewer will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.
(e) Notice of Decision. The Plan Administrator shall notify the Claimant in writing, or by electronic communication, of the decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
(i) The reviewer’s decision;
(ii) The specific reasons for the denial;
(iii) A reference to the specific provisions of the Plan or insurance contract on which the decision is based;

(iv)   A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(v) A statement describing any voluntary appeal procedures offered by the Plan; and

(vi)   A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) which shall describe any applicable contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim.

(vii) In the case of an adverse benefit decision with respect to Disability benefits:
(A) A discussion of the decision, including an explanation of the basis for disagreeing with or not following:
(1) The views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(2)   The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(3) A Disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.
(B) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;
(C) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and
(D) The Plan Administrator shall write the notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)).
9.3 Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
9.4 Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any legal action with respect to any claim for benefits under the Plan.
9.5 Failure of Plan to Follow Procedures. Except for a Disability claim, if the Plan fails to establish or follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to immediately pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. In the case of a claim for Disability benefits, if the Plan fails to strictly adhere to all the requirements of this Article with respect to a Disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non- prejudicial; (c) attributable to good cause or matters beyond the Plan’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of non-compliance. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.
9.6 Arbitration. If the Claimant continues to dispute the benefit denial based upon completed performance of the Plan or the meaning and effect of the terms and conditions thereof, then the Claimant must submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the Claimant. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination. Where a dispute arises as to the Bank’s discharge of the Executive for Cause, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

ARTICLE X

MISCELLANEOUS
10.1 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
10.2 Non-assignability. Neither the Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or any other person, be transferable by operation of law in the event of the Executive’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If the Executive, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of the Executive, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct
10.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Executive. Nothing in this Plan shall be deemed to give the Executive the right to be retained in the service of the Bank as an employee or to interfere with the right of the Bank to discipline or discharge the Executive at any time.
10.4 Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the Commonwealth of Massachusetts, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).
10.5 Notice. Any notice, consent, or demand required or permitted to be given to the Bank or Plan Administrator under this Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail to the Bank’s principal business office. Any notice, consent, or demand required or permitted to be given to the Executive or Beneficiary under this Plan shall be sufficient if in writing and hand delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice or filing shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.
10.6 Coordination with Other Benefits. The benefits provided for the Executive or his Beneficiary under this Plan are in addition to any other benefits available to the Executive under any other plan or program for employees of the Bank. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.
10.7 Unclaimed Benefits. In the case of a benefit payable on behalf of the Executive, if the Plan Administrator is unable to locate the Executive or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Bank upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Executive or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Executive or Beneficiary, without interest, from the date it would have otherwise been paid.

IN WITNESS WHEREOF, the parties hereto execute this Plan as of the date first written above.
EVERETT CO-OPERATIVE BANK
 By: /s/ Richard J. O’Neil, Jr.
Richard J. O’Neil, Jr.
Chief Executive Officer and President

   Date:  July 19, 2023
  EXECUTIVE

By: /s/ John Migliozzi
John Migliozzi
Executive Vice President and Chief Lending Officer

   Date: July 19, 2023